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EXHIBIT 10(jj)

THE DOW CHEMICAL COMPANY
CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT—Tier 1

        This Agreement, dated as of                                      , is entered into between The Dow Chemical Company, a corporation organized under the laws of the State of Delaware ("Dow" or the "Company"), and                                      (the "Employee").

        WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of an Involuntary Termination (as hereinafter defined) exists and that the occurrence of an Involuntary Termination can result in significant uncertainties inherent in such a situation; and

        WHEREAS, the Company has had both informal and formal practices in this area in the past, and the Board has determined that it is in the best interest of the Company and its shareholders to have clarity over the obligations of the Company to the Employee as a result of an Involuntary Termination in the event of a Change In Control (as hereinafter defined).

        NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

        1.    TERM OF AGREEMENT.    This Agreement shall commence as of November 2007 and shall continue in effect until the Employee leaves the employ of the Company for any reason or until the Employee becomes ineligible for this Change in Control Executive Severance Agreement as determined by the Compensation Committee of Dow's Board of Directors. In the event that Employee continues as an active employee of the Company but ceases to be eligible for this severance plan as determined by the Compensation Committee, this Agreement shall become null and void and Employee shall then be eligible for Dow's standard severance policy provided to other salaried employees.

        2.    DEFINITIONS.

          a.    ACCRUED COMPENSATION.    For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date which shall consist of (i) base salary and (ii) earned eligible variable pay. The amount of earned eligible variable pay shall be determined by using the year to date results and prorated for the number of completed months of the program.

          b.    BASE AMOUNT.    For purposes of this Agreement, "Base Amount" shall mean the Employee's annual base salary at the rate in effect on the Termination Date, including all pre-tax salary reduction contributions or amounts of base salary that are deferred under any employee benefit or deferred compensation plans of the Company or any other agreement or arrangement.

          c.    BONUS AMOUNT.    For purposes of this Agreement, "Bonus Amount" shall mean the Employee's Base Amount times the Employee's target percentage in effect on the Termination Date under Dow's Performance Award Program.

          d.    CAUSE.    For purposes of this Agreement, "Cause" shall mean the Employee's:

            (i)    conviction of, or plea of nolo contendere to a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken) or any similar criminal act in a jurisdiction outside the United States as determined in good faith by the Company;

            (ii)   material breach of Dow's Values or Code of Business Conduct, as determined in good faith by the Company;

            (iii)  gross abdication of his or her duties as an employee or Executive of the Company (other than due to the Employee's partial or total incapacity due to illness), which conduct remains uncured by the Employee for a period of at least thirty (30) days following written notice thereof to the Employee by the Company, in each case as determined in good faith by the Company; or

            (iv)  misappropriation of Company assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Company, in each case as determined in good faith by the Company.

            (v)   breach of any non-compete agreement or confidentiality provisions, as determined in good faith by the Company.

          e.    COMPANY.    For purposes of this Agreement, references to Dow and the Company shall include Dow's "Successors and Assigns" (as hereinafter defined).

          f.    INVOLUNTARY TERMINATION.    For purposes of this Agreement, Involuntary Termination shall mean Employee's (i) termination of employment as a result of a Change in Control within two years of the Change in Control event from Dow or one of the resulting entities in any merger, division, consolidation, or reorganization, other than Cause, or (ii) termination for Good Reason after a Change in Control. For purposes of this Agreement, an "Involuntary Termination" shall also mean that the Employee's employment with the Company is severed by the Company for reasons other than Cause. For purposes of clarification, an Involuntary Termination does not include the following:

            (i)    a voluntary termination of employment (or resignation) by the Employee for any reason;

            (ii)   the voluntary retirement of the Employee;

            (iii)  a termination of employment as a result of Disability or death of the Employee;

            (iv)  the Employee's termination of employment as a result of a sale of all or a part of the Company's business (or otherwise where it merges, divides, consolidates or reorganizes) when the Employee has the opportunity to continue employment with the buyer (or one of the resulting entities in any merger, division, consolidation, or reorganization) with comparable total compensation at a comparable position on comparable terms and conditions of employment to those applicable during the Employee's prior employment with Dow, and regardless of whether the individual accepts or rejects such employment opportunity.

          g.    CHANGE IN CONTROL.    For purposes of this Agreement, a Change in Control is the occurrence of one of the following events: (i) the acquisition of 20% or more of the Company's outstanding voting securities; (ii) changes to the membership of the Board of Directors that result in less than 50% of the current board being re-elected to the Board; (iii) approval by the shareholders of the Company of the merger or consolidation of the Company with another entity in which the Company is not the surviving company, or where the other entity owns more than 50% of the Company outstanding voting securities; or (iv) the complete liquidation of, or the sale of all or substantially all assets of, the Company.

          h.    GOOD REASON.    For purposes of this agreement, Good Reason shall mean (i) a material reduction in a Employee's job duties or (ii) a decrease in total overall compensation including variable pay and long term incentives or (iii) a requirement to relocate that extends a Employee's current home-work commute more than 50 miles; (iv) a substantial increase in business travel; or (v) the failure of the Company to require a successor corporation to expressly assume or agree to perform this Agreement in the same manner and to the same extent as the Company.

          i.    DISABILITY.    For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Employee's ability to substantially perform the Employee's duties with the Company for a period of: (i) one hundred eighty (180) consecutive days; or (ii) one hundred eighty (180) days during any twelve (12) month period.

          j.    EXECUTIVE.    For purposes of this Agreement, "Executive" means an employee of the Company who has been approved for participation in this Agreement by the Compensation Committee of Dow's Board of Directors.

          k.    NOTICE OF TERMINATION.    For purposes of this Agreement, "Notice of Termination" shall mean a written notice of termination of the Employee's employment from the Company, which notice indicates the Employee's last day of active employment with the Company (the "Termination Date"), the benefits to be received by the Employee and any applicable terms and conditions (which shall include a release of all claims and liabilities arising out of Employee's employment or termination of employment and an ongoing requirement to protect the Company's confidential information). The Notice of Termination will not become effective until it is signed by Employee and an authorized representative of the Company within the time period specified in the Notice of Termination. In the event of the Employee's Involuntary Termination, the Company shall provide the Notice of Termination to the Employee as promptly as possible following the Employee's last day of active employment.

          l.    SUCCESSORS AND ASSIGNS.    For the purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

        3.    SEVERANCE BENEFITS.

          a.     If, during the term of this Agreement, an Involuntary Termination occurs, provided that the Employee signs the release within the time provided for in the Notice of Termination and satisfies any other applicable terms and conditions under the Notice of Termination and this Agreement, the Employee shall be entitled to the following compensation and benefits:

            (i)    The Company shall pay Employee all Accrued Compensation;

            (ii)   The Company shall pay Employee two point ninety- nine (2.99) times the sum of (A) the Base Amount and (B) the Bonus Amount;

            (iii)  Employee shall receive all vested benefits earned under any Company-sponsored retirement or benefit plan in accordance with the terms of those plans;

            (iv)  Employee shall receive an additional three (3) years of service credit added to Employee's actual service with Dow for purposes of eligibility, vesting, and benefit accrual and three (3) additional years of age shall be added to the Employee's age at termination for purposes of calculating the appropriate age band for the additional three years of service credit or any applicable early retirement factors. Such additional credit shall be subject to the regular plan limits and terms and conditions under the Company's various qualified and non-qualified retirement plans in which the Employee participates. The benefits to be credited or accrued under a qualified retirement plan pursuant to the preceding sentence shall be credited or accrued on the Employee's behalf under the corresponding non-qualified plan and shall be paid to the Employee in the same manner and at the same time as other benefits credited or accrued under such non-qualified plan are payable to Employee.

            (v)   Employee shall be eligible for comprehensive outplacement, tax and financial planning assistance up to a maximum of $50,000 payable by the Company.

            (vi)  Subject to the last sentence of this Section 3(a)(vi), for eighteen (18) months following the Employee's Involuntary Termination (the "Continuation Period"), the Company shall continue on behalf of the Employee and the Employee's eligible dependents, the medical, dental and hospitalization benefits provided to other similarly situated Employees who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles, copays and employee contribution costs) provided in this Section 3(a)(vii) during the Continuation Period shall be no less favorable to the Employee and the Employee's dependents than coverage provided to other similarly situated active employees of the Company. The Company's obligation under this Section 3(a)(vi) shall cease as soon as Employee becomes eligible for another employer's medical, dental and hospitalization benefits during the Continuation Period.

            (vii) In the event severance benefits provided to the executive exceed statutory thresholds and become subject to the 20% "golden parachute excise tax," the Company will provide gross-up protection for those executives subject to this tax.

            (viii)  Long Term Incentives in the form of performance shares and deferred shares will vest and will be delivered as soon as administratively possible upon Involuntary Termination. Stock Options will vest immediately upon Involuntary Termination.

            ix)    Reimbursement for legal fees and expenses, including reasonable attorney's fees, if any, incurred by the Executive in enforcing the terms of the Agreement.

          b.     The amounts provided for in subsections 3(a)(i) and 3(a)(ii) shall be paid in a single lump sum cash payment six months after the Termination Date (or the date the Notice of Termination becomes effective, if later) or as soon as administratively practicable thereafter; provided however, in any case, such payment shall be paid in a manner that complies with all applicable laws and regulations and maximizes the tax effectiveness of such payment to the Company and Employee.

        4.    EMPLOYMENT TAXES.    All payments made pursuant to this Agreement will be subject to all applicable withholding of income and employment taxes.

        5.    SUCCESSORS; BINDING AGREEMENT.    This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee or the Employee's beneficiaries or legal representatives. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal or personal representative.

        6.    NOTICE.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Vice President responsible for Executive Compensation for the Company.

        7.    NON-EXCLUSIVITY OF RIGHTS.    Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefits, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices applicable to other salaried employees) and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

        8.    NO IMPLIED EMPLOYMENT RIGHTS.    Nothing in this Agreement shall alter the Employee's status as an "at will" employee of the Company or be construed to imply that the Employee's employment is guaranteed for any period of time, except as otherwise agreed in a written agreement signed by a duly authorized officer of the Company.

        9.    MISCELLANEOUS.    No provision of this Agreement may be modified, waived or discharged, unless such a waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which are not expressly set forth in this Agreement.

        10.    GOVERNING LAW.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan without giving effect to the conflict of law principles thereof.

        11.    ARBITRATION.    Any dispute or controversy arising under or in connection with the subject matter, the interpretation, the application, or alleged breach of this Agreement ("Arbitrable Claims") shall be resolved by binding arbitration in the City of Detroit, in accordance with the then-current National Rules for the Resolution of Employment

Disputes of the American Arbitration Association. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Notwithstanding the foregoing, either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to seek injunctive relief. THE PARTIES HEREBY WAIVE ANY RIGHT TO JURY TRIAL AS TO ARBITRABLE CLAIMS.

        12.    SEVERABILITY.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        13.    ENTIRE AGREEMENT.    The payments provided for in this Agreement are in lieu of severance or termination payments or benefits to which the Employee may otherwise be entitled under any applicable law (including any statute, ordinance, rule, regulation, writ, order or pronouncement of the Employee's domicile, home country or other relevant jurisdiction or any agency or authority of such jurisdiction) in the event of Involuntary Termination, and the Employee hereby waives any entitlement to severance or termination payments or benefits under any such applicable law. The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Agreement as having continued effect. Any and all previous agreements, practices and programs between the Company and the Employee dealing with severance or a termination of employment are null and void and given no effect.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

The Dow Chemical Company
By:
Employee:
Employee Name

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  EXHIBIT 10(jj)